UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                    FORM 3

                                            OMB APROVAL
                                            OMB NUMBER:  3235-0104
                                            Expires: December 21, 2001
                                            Estimated average burden
                                            hours per response........0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

    Medavoy                        Michael
-------------------------------------------------------------------------
     (Last)                         (First)                      (Middle)

  c/o Phoenix Pictures, 10125 W. Washington Blvd., Frankovich Building
-------------------------------------------------------------------------
                                   (Street)

  Culver City                     California                   90232
-------------------------------------------------------------------------
     (City)                         (State)                      (Zip)


2.   Date of Event Requiring Statement (Month/Day/Year)

     5/16/00
-------------------------------------------------------------------------

3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####
-------------------------------------------------------------------------


4.   Issuer Name and Ticker or Trading Symbol

  Film Roman, Inc.     (ROMN)
--------------------------------------------------------------------------


5.   Relationship of Reporting Person(s) to Issuer   (Check all
     applicable)

     X Director                                          10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify
                                                            below)
    ---                                               ---

--------------------------------------------------------------------------

6.   If Amendment, Date of Original (Month/Day/Year)


--------------------------------------------------------------------------


7.  Individual or Joint/Group Filing (Check Applicable Line)

 X  Form filed by One Reporting Person
-----

    Form filed by More than One Reporting Person
-----

             Table I -- Non-Derivative Securities Beneficially Owned


1.   Title of Security                            2. Amount of Securities     3. Ownership         4. Nature of Indirect
     (Instr. 4)                                      Beneficially Owned          Form: Direct         Beneficial Ownership
                                                     (Instr. 4)                  (D) or Indirect      (Instr. 5)
                                                                                 (I)(Instr. 5)
---------------------------------------------------------------------------------------------------------------------------------



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If  the  form  is  filed by more than one reporting person,  see  Instruction
5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



(Over)

           Table II -- Derivative Securities Beneficially Owned
      (e.g., puts, calls, warrants, options, convertible securities)



1. Title of Derivative         2. Date Exercisable          3. Title and Amount of     4. Conver-      5. Owner-    6. Nature
   Security (Instr. 4)            and Expiration               Securities Underlying      sion or         ship         of In-
                                  Date (Month/Day/Year)        Derivative Security        Exercise        Form of      direct
                                  -------------------------    (Instr. 4)                 Price of        Deriv-       Bene-
                                  Date           Expira-       ----------------------     Derivative      ative        ficial
                                  Exer-          tion             Title        Amount     Security        Security:    Owner-
                                  cisable        Date                          or                         Direct       ship
                                                                               Number                     (D) or       Instr.
                                                                               of                         Indirect     5)
                                                                               Shares                     (I)
                                                                               (Instr. 5)
---------------------------------------------------------------------------------------------------------------------------------
  Employee Stock Option
  (right to buy)                4/16/00         4/15/10        Common Stock    25,000     1.125             D
---------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:





 /S/ MICHAEL MEDAVOY                                    May 25, 2000
--------------------------------                    ----------------------
MICHAEL MEDAVOY                                              Date
**Signature of Reporting Person




**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                   Page 2